Exhibit 10.4

AMENDED AND RESTATED OPERATING AGREEMENT
OF
IM TELECOM, LLC
AN OKLAHOMA LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made effective as of the Initial Closing of the PSA (the “Effective Date”), and is entered into by and among those Persons identified on the signature page to this Agreement, with reference to IM TELECOM, LLC, AN OKLAHOMA LIMITED LIABILITY COMPANY (the “Company”).

RECITALS

A.       Articles of Organization (as may be amended from time to time, the “Articles”) for the Company have been filed with the Office of the Oklahoma Secretary of State.

B.       Pursuant to the Oklahoma Limited Liability Company Act, 2022 Oklahoma Statutes Title 18. Corporations §18-200 et seq. (as may be amended from time to time, the “Act”), the Members desire to adopt and approve this Agreement as the Company’s amended and restated Operating Agreement, restating any and all operating agreements of the Company in effect prior to the Effective Date.

C.       To the extent that any provision of this Agreement conflicts with any provision of the Act, the provision of this Agreement shall be deemed to supersede such conflicting provision of the Act, so long as the Act does not prohibit such provision from being superseded.

Accordingly, by this Agreement the Members set forth the Operating Agreement for the Company by agreeing as follows:

1.                  CERTAIN DEFINITIONS. As used in this Agreement, the following defined terms shall have the following meanings:

1.1          “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person, and includes the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of securities, by contract or otherwise.

1.2              “Capital Account” means the account maintained for each Member in accordance with Section 5.1 to this Agreement.

1.3              “Capital Contribution” means, with respect to each Member, the total amount of cash and fair market value of property contributed to the Company by the particular Member, and accepted by the Class A Member on behalf of the Company, and which, by the terms of this Agreement, constitutes a contribution to the capital of the Company.

1.4              “Claims” means collectively, demands, judgments, settlements, penalties, claims, lawsuits, liabilities, damages, costs, losses, expenses, obligations and fines, including reasonable attorneys’, accountants’ and other professional fees, costs and expenses.

1.5              “Class A Member” means Excess Telecom, Inc., a Nevada corporation.

1.6              “Class B Member” means KonaTel, Inc., a Delaware corporation.

1.7              “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

1.8              “Covered Person” means (i) the Class A Member, and (ii) each Related Party or Affiliate of the Class A Member (including the Founder Member).

1.9              “Disability” means any physical or mental incapacity rendering an individual incapable of substantially handling such individual’s business and affairs as determined by an independent physician selected by the Company, and the actual inability of such Person to handle such Person’s business and affairs for a period of no less than one hundred twenty days during any twelve (12) month period.

1.10          “Distributable Proceeds” means all proceeds that the Company receives for its own account resulting from the operation of the business of the Company, including, without limitation, any funds received for claims for reimbursements from the Universal Service Administrative Company (“USAC”) under the Lifeline Program administered by USAC (“LifeLine”) and state Lifeline administrators (and any funds received under the Affordable Connectivity Program) and any other amounts owed or paid by the Company’s customers, any sale, exchange, or other dispositions of property, including condemnation or casualty, less (i) operating charges and expenses (which shall not include any depreciation or amortization deductions) included in computing Profits and Losses, (ii) the payment of all expenses of the Company incident to the transaction resulting in such proceeds, (iii) the payment of debts and liabilities of the Company then due and outstanding, and (iv) the establishment of any reserves that the Class A Member reasonably elects to maintain subject to the terms of Section 5.3 below.

1.11          “Distribution” means the transfer of money or property (including as Distributable Proceeds) by the Company to one or more Members with respect to their Membership Interests, without separate consideration.

1.12          “Economic Interest” means a Member’s right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, such as, without limitation, the right to vote on matters on which the Members’ vote is required or any right to information concerning the Company’s business and affairs.

1.13          “Enterprise” shall mean the Company and any other Person, joint venture, trust, employee benefit plan, entity or other enterprise that a Person is or was serving at the express written request of the Company as a manager, officer, employee, agent or fiduciary.

1.14          “Expenses” means and includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Claim, or responding to, or objecting to, a request to provide discovery in any Claim. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed

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receipt of any payments under this Agreement, including the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, will expressly include amounts paid in settlement by an Indemnified Party or the amount of judgments or fines against an Indemnified Party.

1.15          “Fair Market Value” means the amount that would be paid for specific property in cash at the closing by a hypothetical willing buyer to a hypothetical willing seller, each having knowledge of all relevant facts and neither being under a compulsion to buy or sell, as reasonably determined by the Class A Member in good faith.

1.16          “Fiscal Year” means (i) any twelve-month period commencing on January 1 and ending on December 31; and (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all property is distributed to the Members pursuant to the dissolution provisions of Section 8.4 of this Agreement.

1.17          “Insolvency Proceeding” means, and shall supersede and replace any definition of “bankruptcy” set forth in the Act, with respect to a Person, that such Person (specifically, with respect to an individual, such individual, and with respect to an entity, such entity), whereby an involuntary transfer of any Units held by such Person occurs where such Person: (i) applies for, or consents to, the appointment of a receiver, trustee or liquidator of such Person or of all, or substantially all, of such Person’s assets; (ii) files a voluntary petition in bankruptcy or admits in writing such Person’s inability to pay such Person’s debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or an answer seeking reorganization or arrangement with creditors or takes advantage of any insolvency law; (v) is subject to an order, judgment or decree that is entered by a court of competent jurisdiction or an application of a creditor, adjudicating to be bankrupt or insolvent, or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all, or substantially all, of such Person’s assets, and such order, judgment or decree shall not have been dismissed within one hundred (120) days following the commencement thereof, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated; or (vi) any material portion of such Person’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any other Person.

1.18          “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

1.19          “Member” means each Person who holds a Membership Interest in accordance with the terms of this Agreement, so long as such Person holds a Membership Interest; and “Members” means such Persons collectively. The Members and their respective Units, Capital Contributions, Capital Accounts, and Percentage Interests are set forth on Exhibit B (as amended by the Class A Member from time to time in accordance with this Agreement) and in the books and records of the Company.

1.20          “Members’ Approval” means the vote, written consent or written approval of Members whose aggregate Percentage Interests equals or exceeds Seventy-Five Percent (75%) of all Investor Percentage Interests, provided, that the Members’ Approval will be subject to, or be deemed and construed granted or withheld, as the case may be, pursuant to the terms of the other Transaction Documents.

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1.21          “Membership Interest” means a Member’s entire interest in the Company, including such Member’s membership or limited liability company interest (as defined in the Act), Economic Interest, transferable interest, right to vote or participate in management, and right to information concerning the business and affairs of the Company as provided in the Act, together with such Member’s obligations to comply with this Agreement.

1.22          “Percentage Interest” for each Member is determined by (i) dividing the number of Units of each class of Membership Interests owned by such Member by the total number of Units issued by the Company, then (ii) multiplying such quotient by One Hundred Percent (100%), but in each case subject to any adjustment that may be required pursuant to this Agreement.

1.23          “Person” means an individual or entity in any capacity, including any trust, estate, custodian, nominee, association, partnership, limited partnership, corporation, limited liability company, or other entity of any kind, whether domestic or foreign corporation.

1.24          “Prime Rate” means the “prime rate” (or “base rate”) reported in the “Money Rates” column or section of the United States version of The Wall Street Journal in the last published edition.

1.25          “Principal” means any individual who, with respect to an entity, (i) is the principal owner, manager or operator of such entity; (ii) has the right to exercise, directly or indirectly, control over the voting rights of such entity; or (iii) has the power to direct or cause the direction of such entity’s management and policies (whether such power is direct or indirect and whether such power is exercised through the ownership of voting interests, by contract or otherwise).

1.26          “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s Taxable income or loss for such Fiscal Year, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in Taxable income or loss), with the following adjustments (without duplication):

1.26.1    Any income of the Company that is exempt from federal income Tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such Taxable income or loss;

1.26.2    Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such Taxable income or loss;

1.26.3    In the event the Gross Asset Value of any property is adjusted pursuant to the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of property) from the disposition of such property and shall be taken into account for purposes of computing Profits or Losses;

1.26.4    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income Tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Gross Asset Value;

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1.26.5    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such Taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

1.26.6    To the extent an adjustment to the adjusted Tax basis of any item of property pursuant to Code § 734(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(4) , to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of property) or loss (if the adjustment decreases such basis) from the disposition of such item of property and shall be taken into account for purposes of computing Profits or Losses; and

1.26.7    Notwithstanding any other provision of this Section 1.26, any items that are specially allocated pursuant to Section 5.1 shall not be taken into account in computing Profits or Losses.

1.27          “PSA” means the Membership Interest Purchase Agreement , dated and effective as of January 18, 2024, by and among KonaTel, Inc., a Delaware corporation (as “Seller”); and Excess Telecom, Inc., a Nevada corporation (as “Buyer”) with respect to the Units in the Company.

1.28          “Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

1.29          “Related Party” means (i) with respect to any individual, (A) a child, heir, ascendant, descendant or more remote issue of such individual, or the estate of any of the foregoing individuals, (B) any trust or family partnership whose beneficiaries shall solely be such individual or any individual included in subsection (A) above, and (C) the estate of such individual;(ii) with respect to any Person which is not an individual, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with or for the sole benefit of, such Person or one or more Persons included in subsection (i) above; and (iii) with respect to any trust, any individual who is currently the beneficiary of such trust or an ascendant or descendant of such beneficiary. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than Fifty Percent (50%) of the voting rights in such controlled corporation or limited liability company and, with respect to any partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. In the case of a partnership, the term “Related Party” shall also include any general partner of such partnership.

1.30          “Representative” means, with respect to any Person, any and all directors, officers, managers employees, consultants, financial advisors, counsel, accountants and other agents of such Person, and the predecessors, successors, and assigns of each of the foregoing.

1.31          “Security” or “security” means any stock, shares, membership or limited liability company interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

1.32          “Tax” or “Taxes” (and, with correlative meaning, “Taxable”) means, without duplication,

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charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, of any country, state, province or municipality, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar , withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to and expenses levied by any national, federal, state and local Tax Authority.

1.33        “Tax Authority” means any national, federal, state, local, or municipal governmental authority exercising authority to charge, audit, regulate or administer the imposition of Taxes.

1.34       “Transaction Documents” means the Transaction Documents defined in the PSA, including without limitation, the Management Agreement by and among the Company and the Members dated on or around the date hereof.

1.35            “Transfer” or “transfer” means, with respect to any Units, the assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale (as such term is defined below) or other disposition of such Units (including transfer by testamentary or intestate succession, merger or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by irrevocable proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. “Constructive Sale” means, with respect to any Units, entering into a “put equivalent position” or any “call equivalent position,” a short sale with respect to such Units, entering into or acquiring an offsetting derivative contract with respect to such Units, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

1.36          “Units” means denominated units of Membership Interests held by a Member representing such Member’s Membership Interest in the Company.

2.                  COMPANY GENERALLY.

2.1              Effective Date. The Members have formed a limited liability company pursuant to the Act effective as of the filing of the Articles with the Office of the Oklahoma Secretary of State. The effective date of this Agreement (the “Effective Date”) is the date set forth in this Agreement in the preamble above, provided further, that each Member will become a party hereto effective as of the date such Member acquires Units and executes a signature page or joinder to this Agreement.

2.2              Name and Principal Place of Business. The name of the Company is set forth in the Articles. The Company may conduct business under that name or any other name authorized by the Members’ Approval. The Company’s principal place of business shall be at such place as may be authorized by the Members’

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Approval from time to time.

2.3              Term. The term of the Company shall commence as of the time the Company is formed and shall continue until the termination of the Company as set forth in this Agreement. Dissolution of the Company will be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and distributed as provided in this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the rights and obligations of the Members will continue to be governed by this Agreement.

2.4              Registered Agent. The Company shall continuously maintain an office and registered agent in the State of Oklahoma as required by the Act. The registered agent shall be as stated in the Articles or as otherwise authorized by the Members’ Approval.

2.5              Company’s Business. The business of the Company shall be the business of providing prepaid wireless phone services throughout the United States through online marketing and through distributors to low-income customers that qualify for the Affordable Connectivity Program (collectively, the “Business Purpose”).

2.6              Company’s Powers. Subject to any limitations contained in the Articles or in the Act or any other applicable laws, and except as otherwise expressly provided in this Agreement, the Company shall have all the powers of a natural person in carrying out its business activities.

2.7              Title to Company Assets. Title to, and all right and interest in and to, the Company’s assets shall be acquired by, and held in the name of, the Company.

2.8              Restrictions on Member Activities.

2.8.1        Confidential Information. Each Member agrees that, while such Person is a Member and for a period of three (3) years thereafter (the “Restricted Period”), such Member shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or its subsidiaries, affiliates and divisions and the Members business activities under the Management Agreement) any of Company’s Confidential Information. As used in this Agreement, “Company’s Confidential Information” means any confidential or secret information regarding the Company, Company trade secrets (including “trade secrets” as defined in the Uniform Trade Secrets Act and the 2016 Federal Defend Trade Secrets Act), and any other confidential or secret aspect of the business of the Company. Without limiting the generality of the foregoing, the parties agree the Company’s Confidential Information includes (a) any knowledge or information concerning the Company’s business, whether developed by a Member, or by others, and whether developed or acquired by the Company or from others, (b) the Company’s planned business operations and business plan for future operations, (c) the Company’s confidential or secret development or research work (including information concerning any future or proposed services or products), (d) all of the Company’s accounting, cost, revenue and other financial records and documents, as well as the contents of such information, and (e) the Company’s documents, contracts, agreements, correspondence and other similar business records. Notwithstanding anything to the contrary in this Agreement, Confidential Information excludes any information (1) that was already known to a recipient at the time such recipient received the same from the disclosing party or the Company, (2) that is or becomes available to the public other than by reason of breach of this Section; (3) that a recipient is required to disclose pursuant to judicial action or decree having jurisdiction over such recipient,

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but only so long as such recipient gives the Company and the disclosing Person written notice of the requirement that the recipient disclose such Confidential Information and such recipient does not make such disclosure unless and until the parties have had a reasonable period of time to challenge such judicial action or decree or (4) that is required to be filed or disclosed under federal and state securities laws. The Members agree that monetary damages would be an inadequate remedy for any breach of the provisions of this Section and that the Company and each Member, as applicable, may, therefore, seek injunctive relief in the case of any such breach or threatened breach of the provisions of this Section with respect to such Person’s Confidential Information, without the necessity to post bond or prove actual damages.

2.8.2        Competing Activities. The Members and their respective Affiliates may engage or invest in any activity even if it directly or indirectly competes with the Company, including (i) serving as the manager or controlling Person of any entity which directly competes with the Company, or (ii) rendering services or furnishing advice to any such entity. Neither the Company nor any Member shall have any right in or to such other activities or to the income or proceeds derived therefrom; (B) no Member shall be obligated to present any investment or business opportunity to the Company, even if the opportunity is one that could be taken by the Company; and (C) each Member shall have the right to hold any investment or business opportunity for such Member’s own account or to recommend such opportunity to persons other than the Company.

2.8.3        Non-Solicit. Each Member agrees that, during the Restricted Period, such Member, and any person or entity acting on behalf of, under the control of or otherwise in affiliation with such Member, may not directly or indirectly do any of the following: (i) intentionally solicit, call on, divert, take away, influence or induce any of the other Member’s (the “Other Member”) (a) client, customers, or distributors or prospective customers or distributors (wherever located) with respect to goods, products or services that are competitive with the Other Member’s business, or (b) suppliers or vendors or prospective suppliers or vendors (wherever located) to supply materials, resources or services to be used in connection with goods or services that are competitive with those of the Other Member’s business, or in a manner that would materially and adversely affect the Other Member’s relationship with such persons; (ii) hire, solicit, or take away any person or entity who or which was an employee of or service provider or consultant to the Other Member within the twelve (12) month period prior to the date of such hiring, solicitation, or taking away, or is or becomes at any time during the Restricted Period an employee or service provider or consultant of the Other Member or any of its Affiliates or Related Parties; or (iii) directly or indirectly assist any Person or entity to take or attempt or offer to take any of the foregoing actions described in this Section; provided, however, the foregoing provisions of this Section will not be deemed or construed to restrict general solicitations that may, without specific intent, violate the foregoing terms of this Section.

2.9              Related Party Transactions. Notwithstanding the provisions of the Act, by executing this Agreement, each Member acknowledges and understands that the Company may, in the normal course of business, enter into various transactions and business relationships with Affiliates of the Members.

3.                  MEMBERS.

3.1              Purchase Agreement. Reference is made to PSA by and between Excess Telecom, Inc. (“Buyer” or the “Class A Member”) and KonaTel, Inc. ( “Seller” or the “Class B Member”) with reference to the purchase and sale of the Company’s Membership Interests , that certain Management Services Agreement by any among the Company, the Class A Member, and the Class B Member (the “Management Services Agreement”), and the Distribution Agreement by and among the Company, the Class A Member, and the Class B Member (the “Distribution Agreement” and together with the PSA and the Management Services

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Agreement,” the “Other Transaction Documents”). Each Other Transaction Document is hereby incorporated by reference.

3.2              Authorization of Units. The Company shall have authority to issue 490,000 Units designated Class A Membership Interests (the “Class A Units”), and 510,000 Units designated as Class B Membership Interests (the “Class B Units”). The Class A Member is hereby authorized to modify and amend this Agreement to reflect the number of authorized and issued Units under each Subscription Agreements accepted by the Company, and subsequently, pursuant to the terms of this Agreement. The number of authorized Units of each Class shall not be reduced below the number of issued and outstanding Units of each Class.

3.3              No Voluntary Withdrawal, Retirement, Resignation and Dissociation. Notwithstanding any provision of the Act, a Member may not voluntarily withdraw, retire, resign or dissociate (in each instance “Withdraw”) without the Members’ Approval (excluding the vote of the Member seeking to Withdraw). A Member’s Withdrawal shall not release the Member from any obligation or liability to the Company or the other Members arising prior to such Withdrawal, including any guaranty or indemnification obligations of such Member. Any attempted or threatened Withdrawal by a Member without the required consent provided above shall be null and void.

3.4              Restriction on Authority. No Member, acting solely in the capacity as a Member, shall participate in the management or conduct of the Company’s business, operations or affairs, except with respect to those matters requiring the Members’ Approval or any other vote, consent or approval of the Members as expressly set forth in this Agreement or the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company, nor can any Member execute any instrument on behalf of the Company, or act for, or bind the Company in connection with any matter whatsoever.

3.5              Member Meetings. No annual or regular meetings of the Members are required to be held. Any meeting may be held if authorized by one or more Members who or which hold voting Membership Interests of at least a Thirty Percent (30%) Percentage Interest in the aggregate. Any consent, approval or vote of the Members may be obtained by written consent or by noticed meeting. Unless expressly otherwise provided in this Agreement, all other matters relating to meetings of the Members, including notice, voting and other procedural requirements, shall be governed by and shall comply with the applicable provisions of the Act. Members may participate in any meeting of Members by means of telephonic or electronic communication, provided all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6              Vote Required. Notwithstanding anything else to the contrary in the Act, any matter requiring the Members’ vote, consent or approval under this Agreement shall require the Members’ Approval, except where (a) a different voting requirement is expressly set forth this Agreement, or (b) the Act sets forth a different voting requirement and prohibits this Agreement from modifying such voting requirement. No provisions of the Act regarding the presence or absence of a quorum at a meeting of the Members shall affect the determination of whether the proper vote, consent or approval of the Members has been obtained. Any action required to be taken by the Members may be taken without a meeting, without prior notice and without a tallied vote, if a consent in writing, setting forth the action so taken, shall be signed by the Members required to approve such action in accordance with the terms herein. Unless the consent of all Members entitled to vote has been solicited in writing, prompt notice of any action by written consent of the Members constituting Members’ Approval pursuant to this Section 3.6 shall be given to the Members.

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3.7              Certification of Membership Interest as a Security.

3.7.1        The Company hereby irrevocably elects that all limited liability company interests and Units in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Oklahoma (the “UCC”). Notwithstanding any provision of the Operating Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control.

3.7.2        Contemporaneous with the execution of this Agreement, the Company shall issue one (1) Membership Interest Certificate (as defined below) in the name of each Member. Such Membership Interest Certificate shall represent and evidence 100% of the Units issued to such Member and shall be signed by all Members. “Membership Interest Certificate” means a certificate issued and endorsed by the Company which evidences the ownership of Units.

3.7.3        In addition to the foregoing, the Class B Member hereby specifically agrees and acknowledges that until the Final Closing under the PSA, the Class B Member shall give the Class A Member possession and control (within the meaning of the UCC) of the Membership Interest Certificate representing the Class B Units, together with its irrevocable proxy to vote the Class B Units during the continuance of a breach or default under any Transaction Document.

4.                  MANAGEMENT AND CONTROL OF THE COMPANY.

4.1              Managed Under Management Agreement. The Company will be managed pursuant to the Management Agreement. Subject to the other provisions of this Agreement the Class A Member may not bind or cause the Company, to do, and shall cause the Company not to do, any of the actions set forth below in this Section 4.1 without the Members’ Approval.

4.1.1        Amend the PSA on the Company’s behalf;

4.1.2        Amend the Management Services Agreement on the Company’s behalf prior to the Final Closing under the PSA; or

4.1.3        Compromise any Claim on the Company’s behalf with respect to the breach of Excess Telecom, Inc. under (i) the PSA, or (ii) for periods prior to the Final Closing, the Management Services Agreement.

4.2              Authority. Notwithstanding anything else in the contrary in the Act, and except where the vote, consent or approval of the Members is required by this Agreement, the Class A Member shall have the unilateral power and authority to act independently on behalf of the Company with respect to all matters relating to the Company’s business, operations and affairs.

4.3              Standard of Care.

4.3.1        In carrying out a Member’s duties in connection therewith, a Member will act in good faith. A Covered Person shall not be personally liable to the Company or to any Member for any loss, liability, claim or damage sustained by the Company or by any Member by reason of a Member’s acts or omissions or such Person’s status as a Related Party or Affiliate of such Member, unless the loss, liability, claim or damage

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shall have been the result of such Member’s actual and intentional fraud, gross negligence, or willful misconduct, or in the case of a criminal proceeding, a knowing violation of law (the “Standard of Conduct”).

4.3.2        This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, to the fullest extent enforceable under applicable law, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. To the extent that the provision of this Agreement restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, such provisions of this Agreement are agreed by the Members to replace such other duties and liabilities of such Covered Person.

4.3.3        Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

4.4              Devotion of Time. No Member will be obligated to devote all of its time or business efforts to the Company’s affairs, but shall devote whatever time, effort and skill to the Company as is reasonable and appropriate to carry out the such Member’s obligations hereunder.

4.5              Member Ratification. Each Member will vote all voting Membership Interests, or other securities, held by such Member or over which such Member has voting control, and will take all other necessary or desirable actions within his, her or its control (including in his, her or its capacity as a Member or officer of the Company or otherwise), and the Company will take all necessary or desirable actions within its control, to effect the provisions of this Section 4 and the Transaction Agreements.

5.                  ALLOCATIONS AND DISTRIBUTIONS.

5.1              Allocations. Allocations and tax provisions are as set forth in Exhibit A attached to this Agreement.

5.2              Distributable Proceeds. Distributable Proceeds resulting from ordinary operations of the Company will be specifically allocated and Distributed to the Members in proportion to their respective entitlement to the Distributions with respect thereto pursuant to and under the Management Agreement. Unless otherwise determined by the Members’ Approval, all other Distributable Proceeds, including any Distributable Proceeds from any sale or other disposition of the Company or its assets, shall be distributed to the Members in accordance with their respective book Capital Accounts.

5.3              Reserves. The Members shall have the right to establish such reserves and to set aside Company funds as the Members shall determine to be reasonable in connection with the operation of the Company’s administrative and other needs that are not specific to the activities of either the Class A Member or the Class B Member under the Management Agreement. Any funds set aside in such reserves shall not be available for distributions. The Members may, however, elect to make a portion of such funds subsequently available for

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distributions to the extent that the Members reasonably determine that such funds are substantially in excess of the amount reasonably necessary to provide an adequate reserve for the operation of the Company’s business.

5.4              Members of Record. Distributions shall be made only to those Members who are owners of record of Membership Interests at the time the Members elect to make such distributions, as reflected on the Company’s books and records. The Percentage Interest of each Member shall be ascertained at such time, excluding any unvested Membership Interests.

5.5              Advances or Drawings. Distributions of money and property may be treated as advances or drawings of money or property against a Member’s distributive share of income and as current distributions made on the last day of the Company’s taxable year with respect to such Member.

5.6              Return of Distributions. Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

5.7              Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution, either of the following applies: (i) the Company would not be able to pay its debts as they become due in the ordinary course of the Company’s activities; or (ii) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, wound up, and terminated at the time of the distribution, to satisfy the preferential rights upon dissolution, winding up, and termination of Members whose preferential rights are superior to those of persons receiving the distribution.

5.8              Withholding.

5.8.1        Consent to Withhold. If any law of any federal, foreign or state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of any portion of Profits, distributions or payments, then the Company shall withhold from distributions or other amounts then due to the Member (or shall pay to the relevant taxing authority with respect to the amounts allocable to the Member) an amount necessary to satisfy the withholding responsibility. In such a case, the Member for whom the Company has paid withholding tax shall be deemed to have received the withheld distribution or other amount so paid and to have paid the withholding tax directly.

5.8.2        Deemed Loan. If the Company anticipates that at the due date of the Company’s withholding obligation, the Member’s distributions or other amounts due is less than the amount of the withholding obligation, the Member to whom the withholding obligation applies shall have the option to pay to the Company the amount of the shortfall. If a Member fails to make such payment and the Company nevertheless pays the full amount of the withholding obligation, then the amount paid by the Company shall be deemed a loan from the Company to the Member bearing interest at the prime rate charged by the primary bank of the Company (or if less the maximum rate permitted by law), and the Company shall apply all distributions or payments that otherwise would be made to such Member toward payment of the loan and accrued interest (applied first to interest) until the loan is paid in full. To the extent such application all distributions or payments that otherwise would be made to such Member are insufficient to pay amounts due and outstanding to the Company, such Member’s Membership Interest shall be deemed to have been pledged as security therefor, and the Company may sell such Member’s Membership Interest.

5.8.3        Cooperation. Each Member agrees to provide the Partnership Representative with any information related to such Member necessary to (i) allow the Company to comply with any Tax reporting,

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Tax withholding or Tax payment obligations of the Company, or (ii) establish the Company’s legal entitlement to an exemption from, or reduction of, withholding Tax, including U.S. federal withholding Tax under Sections 1471 and 1472 of the Code. The withholdings referred to in this Section 5.8 shall be made at the maximum applicable statutory rate under applicable Tax Law unless the Company and the Partnership Representative receive documentation, satisfactory to the Partnership Representative, to the effect that a lower rate is applicable, or that no withholding is applicable. Without limiting the generality of the foregoing, if requested by the Partnership Representative, each Member will, if legally entitled to do so, deliver to the Company: (x) an affidavit in form satisfactory to the Partnership Representative that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, or local, foreign or other Law; (y) any certificate that the Company or the Partnership Representative may reasonably request with respect to any such Laws; or (z) any other form, instrument, declaration or other document reasonably requested by the Company or the Partnership Representative relating to any Member’s status under such Law.

6.                  CAPITAL ACCOUNTS.

6.1              [Reserved]

6.2              Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Exhibit A; provided, that, following the First Closing under the PSA, the parties acknowledge that the effect of PSA will result in the Class A Units having a book Capital Account of $15,000,000, and the Class B Units having a book Capital Account of $0.00.

6.3              No Withdrawals, Interest. Except as expressly provided in this Agreement, no Member may withdraw any part of such Member’s Capital Contribution or Capital Account prior to the Company’s dissolution or liquidation, and no Member shall be entitled to any interest on any Capital Contribution or Capital Account or any share of the Company’s capital.

6.4              No Obligation to Restore. Nothing herein shall be construed to require any Member to restore any negative balance in such Member’s Capital Account, upon a liquidation of the Company within the meaning of § 1.704-1(b)(2)(ii)(g) of the Regulations or otherwise, and the negative balance of any Member’s Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

7.                  TRANSFER OF MEMBERSHIP INTERESTS.

7.1              Transfers Restricted. Unless expressly permitted by this Section 7, no Member may Transfer, for consideration or by way of gift, bequest or otherwise, all or any part of his, her or its Membership Interest, whether or not any change in record or beneficial ownership occurs, nor may all or any part of his, her or its Membership Interest be made subject to execution, attachment or similar process, either voluntarily, involuntarily or by operation of law. Any Transfer prohibited by this Section 7 shall automatically be null and void, and neither the Company nor any Member shall be required to recognize any such Transfer for any purpose whatsoever, nor shall the purported transferee receive any right or benefit in the interest sought to be Transferred; provided, however, that at the discretion of the Members’ Approval, the transferee may be entitled to the Economic Interest of the transferring Member. The transferor and purported transferee of a Membership Interest with respect to a prohibited Transfer shall be jointly and severally liable to the Company for, and shall indemnify, protect, and hold the Company harmless against, any expense, liability, or loss incurred by the Company (including reasonable legal fees and expenses) as a result of such Transfer, the removal of such Member and

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liquidation of such Member’s Membership Interest (if applicable), and the efforts to enforce the indemnity granted in this Section 7.1. If the provisions of this Section 7.1 are found to be void or unenforceable by a valid arbitrator or court of competent jurisdiction, or the Company is otherwise compelled by applicable law to recognize a Transfer of a Membership Interest or any portion thereof in a manner which would otherwise violate the foregoing provisions of this Section 7.1 (in each case, a “Compelled Transfer”), then, without further action, notice, or demand by the Company, and without prejudice to the Buyout Rights set forth in this Agreement, in the event of any such Compelled Transfer, only the Economic Interest incident to the Membership Interest subject to the purported Transfer may be subject to the Compelled Transfer. The parties agree and acknowledge that the provisions of this Section 7.1 are the result of good faith negotiations between the parties and form an essential basis of the bargain of this Agreement.

7.2              Permitted Transfers. A Member may Transfer all or any portion of such Member’s Membership Interest without being subject to the restrictions on Transfer as set forth in Section 7.1 above (provided, that, in each case, the transferring Member shall promptly provide written notice of such Transfer to the Company) if the Transfer is expressly permitted pursuant to the terms of the PSA, and the transferor and transferee of the transferred Membership Interest comply with the terms of this Agreement (each, a “Permitted Transfer”).

7.3              Requirements for Valid Transfer; Effect of Transfer.

7.3.1        Without limiting the Company’s authority to reasonably withhold consent to the Transfer of a Membership Interest, in order for any transfer permitted by this Section 7 to be valid, the transferring Member and intended transferee must comply with the following requirements:

(a)               The Transfer complies with all applicable laws, including any applicable securities laws.

(b)               The Transfer will not cause the Company to be treated as other than a partnership for federal income Tax purposes.

(c)               The Transfer will not cause the Company to be subject to regulation under the Investment Company Act of 1940.

(d)               The Transfer will not cause any assets of the Company to be deemed “plan assets” under the Employee Retirement Income Security Act of 1974.

(e)               The Transfer will not cause the application of the Tax-exempt use property rules of Code §§ 168(g)(1)(B) and 168(h) to the Company or its Members, unless the Members determine that such rules will not have an adverse impact on the Members.

(f)                The Transfer will not cause or revoke any of the Company’s elections under the Code.

(g)               The transferor and transferee have delivered to the Company any documents that the Members request in connection with the Transfer, including any required withholding certificates and any documents to confirm that the Transfer satisfies the requirements of this Agreement, to give effect to the Transfer, and to confirm the transferee’s agreement to be bound by this Agreement as an assignee Member.

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(h)               If requested by the Members, the Company has received a Transfer fee in an amount determined by the Members to be sufficient to reimburse the Company for the estimated expenses likely to be incurred by the Company in connection with such Transfer.

(i)                 The Transfer does not violate the terms and conditions of any agreement imposing Transfer restrictions on the affected Membership Interest.

7.3.2        If a Membership Interest is validly Transferred in accordance with the above provisions of this Section 7, the transferee of such Membership Interest shall be deemed a Member of the Company in place of the transferring Member, and shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a Member set forth under this Agreement, together with any additional rights and powers conferred on the transferring Member and restrictions and liabilities to which such transferring Member is subject under this Agreement. Any such Transfer shall not, however, release the transferring Member from liability that may have existed prior to such admission.

8.                  DISSOLUTION AND WINDING UP OF COMPANY.

8.1              Causes of Dissolution. The Company shall dissolve upon the occurrence of any of the following events: the election to dissolve the Company by the Members’ Approval or as otherwise provided or authorized in the Transaction Documents. Notwithstanding anything to the contrary in the Act, no other act or event shall cause a dissolution of the Company.

8.2              Waiver of Dissolution, Partition, and Similar Rights. Except as otherwise expressly set forth in this Agreement, and notwithstanding any right or power set forth in the Act, each of Member hereby irrevocably waives any right or power that such Member might have: (i) to cause the Company or any of its assets to be partitioned; (ii) to cause the appointment of a receiver for all or any portion of the assets of the Company; (iii) to compel any sale of all or any portion of the assets of the Company; and (iv) to file a complaint, or to institute any proceeding at law or in equity, to cause the dissolution or liquidation of the Company. Each of the Members have been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 8.2 and without those waivers no Member would have entered into this Agreement. No Member has any interest in specific in any item of Company property. The interests of all Members in the Company are personal property.

8.3              Authority to Wind Up. The Class A Member or liquidator, as applicable, shall have all necessary power and authority required to marshal the Company’s assets, to pay its creditors, to distribute its assets and to otherwise to wind up its business and affairs, all pursuant to the applicable terms of the Act, except as otherwise provided below in this Section 8. In particular, the Class A Member or liquidator, as applicable, shall have the authority to continue to conduct the Company’s business and affairs insofar as such continued operation remains consistent, in such Persons ‘or Person’s judgment, with the orderly winding up of the Company.

8.4              Distribution of Assets; Reserves. Upon dissolution of the Company, the Company’s affairs shall be wound up and the Company liquidated by the Class A Member or liquidator, as applicable, pursuant to the applicable terms of the Act, except as otherwise provided below in this Section 8. In such event, the Company’s assets shall be distributed as follows:

8.4.1        After paying liabilities owing to creditors (including sales commissions and other expenses incident to any sale of the Company’s assets), the Class A Member or liquidator, as applicable, shall set up such reserves as such Persons deem or Person deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Upon such time as the Class A Member or liquidator deems advisable,

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such reserves shall be distributed to the Members or their assigns in the manner set forth in the following paragraph.

8.4.2        After paying such liabilities and providing for such reserves, the Class A Member or liquidator, as applicable, shall cause the Company’s remaining assets to be distributed in compliance with Regulations § 1.704-1(b)(2)(ii)(b)(2) on or before the end of the Taxable year in which the liquidation of the Company occurs (or, if later, within ninety (90) days after such liquidation) to the Members in accordance with Section 5.2 above.

8.5              Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all the remaining property of the Company has been distributed to the Members in accordance with the provisions of this Section 8. Upon the completion of winding up of the Company, a Certificate of Cancellation shall be filed with the Oklahoma Secretary of State.

8.6              No Recourse. If distributions made pursuant to the immediately preceding subparagraph are insufficient to return to any Member the full amount of such Member’s Capital Contribution, such Member shall have no recourse against any other Member.

8.7              Form of Distribution. Each Member shall receive such Member’s share of liquidation proceeds in cash or in kind, and the proportion of such share that is received in cash shall be determined as the Class A Member or liquidator, as applicable, may decide. If any part of such distributions consists of assets other than cash, the Class A Member or liquidator, as applicable, shall take whatever steps such Persons deem or Person deems appropriate to convert such assets into cash or into any other form that facilitate the distribution of such assets. If any Company assets are to be distributed in kind, such assets shall be deemed to have been sold for their fair market value and any gain or loss shall be allocated among the Members in the manner in which Profits or Losses would be allocated under Section 5.1. The distributee shall be deemed to have received a distribution equal to the fair market value of the distributed asset.

9.                  ACCOUNTING, RECORDS AND TAX MATTERS.

9.1              Financial and Tax Reporting.

(a)               The Company shall prepare its income Tax information returns using such methods of accounting and Tax year as the Class A Member deems necessary or appropriate. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. At least annually, the Company shall cause to be prepared information concerning the Company’s operations necessary for the completion of the Members’ federal and state income Tax returns. Subject to extension of the following period of time due to extension of the Company’s filing obligations to the extent such extension is necessary or proper, the Company shall send or cause to be sent to each Member within ninety (90) days after the end of each Fiscal Year (i) such information as is necessary to complete the Members’ federal and state income Tax or information returns, and (ii) a copy of the Company’s federal, state and local income Tax or information returns for the year; provided, however, that, if due to the Company’s extension of the time for filing such information may not be delivered within the deadlines set forth in this sentence, the Company shall use reasonable efforts to provide each Member with estimated information necessary to pay estimated Tax due in connection with each Member’s required federal and state income Tax obligations.

(b)               Not in limitation of the foregoing, the Company shall prepare (or cause to be

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prepared) and furnish to each Member the following reports and information:

9.2              (i) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

9.3              (ii) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited income statement and statement of cash flows for such fiscal year and an audited balance sheet as of the end of such fiscal year.

9.4              Supervision; Inspection of Books. The Company shall keep proper and complete books of account and records of its business (including those books and records identified in the Act) at the Company’s principal office. Such books and records shall be open to inspection, audit and copying by any Member in accordance with the Act. Any information so obtained or copied shall be kept and maintained in strict confidence, except as required by law, and the Class A Member may, in its sole discretion, require a separate non-disclosure agreement to be executed in favor the Company by a Member who wishes to access the Company’s books and records.

9.5              Partnership Representative.

9.5.1        Appointment and Empowerment. The Class A Member is hereby designated as the “partnership representative” of the Company within the meaning of § 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative is authorized and required to represent the Company in connection with all examinations, audits and claims in respect of the Company’s affairs by U.S. federal, state or local Tax Authorities, including any resulting administrative and judicial proceedings (each such examination or claim, a “Tax Proceeding”), and to expend funds for professional services and other expenses reasonably incurred in connection therewith. The Partnership Representative shall keep the Members fully apprised of any action required to be taken or which may be taken by the Partnership Representative for the Company with respect to any such Tax Proceeding. The Partnership Representative shall keep the Class A Member and the Members reasonably informed of the progress of any Tax Proceeding with respect to Taxes of the Company .. Except as otherwise provided in this Agreement, all elections by the Company for income and franchise Tax purposes, all determinations for Tax purposes and any other Tax decisions and actions with respect to the Company, including in connection with any Tax Proceeding, and all other matters relating to all Tax returns (including amended returns) filed by the Company, will be made by the Partnership Representative in its reasonable discretion. Each Member will, upon request, promptly supply any information necessary to give proper effect to any election made by the Company.

9.5.2        Cooperation. Each Member shall provide promptly, and update as necessary at any times requested by the Partnership Representative, all information, documents, self-certifications, Tax identification numbers, Tax forms, and verifications thereof, that the Partnership Representative deems necessary in connection with (i) any information required for the Company to determine the application of §§ 6221-6235 of the Code to the Company; (ii) a valid election by the Company under § 6221(b) or 6226 of the Code; (iii) an audit or a final adjustment of the Company by a Taxing Authority; or (iv) any other valid Tax purpose. Each Member shall take any action reasonably requested by the Company in connection with an election by the Company under § 6221(b) or 6226 of the Code, or an audit or a final adjustment of the Company by a Taxing Authority (including

17

promptly filing amended Tax returns and promptly paying any related Taxes, including penalties and interest).

9.5.3        Tax Underpayment by Company or Members and Member Deficiencies. Any imputed underpayment imposed on the Company pursuant to § 6232 of the Code (and any related interest, penalties or other additions to tax) that the Partnership Representative reasonably determines is attributable to one or more Members shall be promptly paid by such Members to the Company (pro rata in proportion to their respective shares of such underpayment) within fifteen (15) days following its request for payment (any failure to pay such amount being a “Tax Deficiency”) provided, that in making the determination of to which Members (including former Members) any such imputed underpayment is attributable, the Partnership Representative will allocate any imputed underpayment imposed on the Company (and any related interest, penalties, additions to tax and audit costs) among the Members in a reasonable and good faith taking into account each Member’s particular status, including, for the avoidance of doubt, a Member’s tax-exempt status. If a Member fails to pay a Tax Deficiency within ten (10) business days (the “Tax Deficient Member”), the Partnership Representative shall notify all Members of the right to contribute to the Tax Deficiency in writing (a “Tax Deficiency Notice”) of the amount, if any, of the total Tax Deficiency. Within five (5) business days after each Member receives a Tax Deficiency Notice, such Member may, but shall not be required to, deliver to the Partnership Representative, in immediately available funds, all or any portion of the Tax Deficiency. If Members electing to contribute toward the Tax Deficiency (the “Tax Contributing Members”) together contribute more than the total amount of the Tax Deficiency, then the Partnership Representative shall refund the excess amounts contributed to the contributing Members in accordance with their pro rata Percentage Interests, as applied to the Tax Deficiency amount. A Tax Contributing Member’s (or the Company’s) contribution toward the Tax Deficiency shall be treated as a loan payable by the Tax Deficient Member, accruing interest at a rate of the greater of the Prime Rate plus three percent (3%), and ten percent (10%), which loan shall also be secured and offset by, distributions which would otherwise be made to the Tax Deficient Member, which distributions shall be made directly to the Tax Contributing Members or Company as applicable.

9.5.4        Indemnification and Other Matters. The Partnership Representative shall be subject to the same standard of care as that of the Class A Member under Section 4.3 above (or otherwise at law), and shall be entitled to indemnification in accordance with Section 10 below.

9.5.5        Survival. This Section 9.5 shall survive the termination of the Company and the termination of any Member’s interest in the Company and remain binding for a period of time necessary to resolve all Tax matters with applicable Taxing Authorities.

9.6              Tax Classification as a Partnership. The Members and the Class A Member expect and intend applicable Taxing Authorities to treat the Company as a partnership for income Tax purposes. The Members and the Class A Member agree that they shall not (i) take a position, or make any assertion, on any federal, state, local or other Tax return that is inconsistent with such expectation or intent, or (ii) make any election or do any act or thing that could cause the Company to be treated as other than a partnership for income Tax purposes.

9.7              No State Partnership. Nothing herein shall be deemed or construed to constitute the Company as a partnership (including a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state Tax classification purposes.

9.8              Other Tax Elections. The Partnership Representative shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal,

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state, local, and foreign Tax purposes including any election, if permitted by applicable law: (i) to adjust the basis of Company assets pursuant to Code §§ 754, 734(b), and 743(b), or comparable provisions of state, local, or foreign law, in connection with transfers of Membership Interests and Company distributions, (ii) to the extent provided in Code §§ 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before Taxing Authorities or courts of competent jurisdiction in Tax matters affecting the Company or the Members in their capacities as Members, (iii) to file FTB Form 3893 and to make the pass through entity tax election contemplated thereby, and (iv) to file any Tax returns and execute any agreements or other documents relating to or affecting such Tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members.

10.              INDEMNIFICATION.

10.1          General Indemnification by Right. The Company shall indemnify, defend, protect and hold harmless each Covered Person, Partnership Representative, and officer, and each of their respective Principals, partners, shareholders, members, controlling persons, trustees, directors, officers, managers, heirs, trustees, beneficiaries, administrators, executors, employees, agents, representatives, successors and assigns (each, an “Indemnified Party”), from and against any and all Claims, that each such Indemnified Party may suffer or incur by reason of or in connection with his, her or its management of, ownership in, involvement in or affiliation with the Company’s business or affairs, including by reason of being a Covered Person or representative thereof. Such indemnity shall be permitted, however, only if the Person seeking indemnity (i) acted in good faith and in accordance with the terms of this Agreement and otherwise in a manner he, she or it reasonably believed to be in, or not opposed to, the Company’s best interests and within the scope of such Person’s authority conferred on him, her or it by the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful, and (ii) such Person’s conduct was not the result of gross negligence or fraud. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnified Party did not meet such standards, unless it is finally adjudicated that such Indemnified Party did not meet such standards.

10.2          Advancement of Expenses. The Company will pay Expenses incurred in defending any proceeding under Section 10.1, and may, in the Class A Member’s discretion, pay Expenses incurred in defending any proceeding under Section 10.2 in advance of the final disposition of such proceeding if the Person entitled to indemnification agrees to repay such amount if it is ultimately determined that such Person is not entitled to such indemnification.

10.3          Contribution. Whether or not the indemnification provided in this Section 10 above is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with and Indemnified Party (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee. The Company hereby agrees to fully indemnify and hold an Indemnified Party harmless from any claims of contribution which may be brought by officers, managers or employees of the Company, other than such Indemnified Party, who may be jointly liable with such Indemnified Party. To the fullest extent permissible

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under applicable law, if the indemnification provided for in this Agreement is unavailable to an Indemnified Party for any reason whatsoever, the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount incurred by such Indemnified Party, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Claim in order to reflect (i) the relative benefits received by the Company and such Indemnified Party as a result of the event(s) and/or transaction(s) giving cause to such Claim; and/or (ii) the relative fault of the Company (and its managers, officers, employees and agents) and such Indemnified Party in connection with such event(s) and/or transaction(s).

10.4          Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

10.4.1    Non-Exclusive. The rights of indemnification as provided by this Section 10 shall not be deemed exclusive of any other rights to which an Indemnified Party may at any time be entitled under applicable law, this Agreement, any agreement, a vote of members, a resolution of managers of the Company, or otherwise. No amendment, alteration or repeal of this Section 10 or of any provision hereof shall limit or restrict any right of an Indemnified Party under this Section 10 in respect of any action taken or omitted by such Indemnified Party in such Person’s status or affiliation with the Company or Enterprise prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Agreement, it is the intent of the parties hereto that an Indemnified Party shall enjoy by this Section 10 the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

10.4.2    Insurance. The Class A Member shall have power to purchase and maintain insurance, at the Company’s expense, on behalf of the Persons who may be entitled to indemnification under this Section 10. That insurance may cover amounts for which the Company may be liable under this Section 10. To the extent that the Company maintains an insurance policy or policies providing liability insurance for managers, officers, directors, employees, or agents or fiduciaries of the Company or of any other limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, an Indemnified Party shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any manager, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

10.5          Savings. In the event any provision of this Section 10 conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict. If this Section 10 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Company must nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 10 to the fullest extent permitted by any applicable portion of this Section 10 that has not

20

been invalidated and to the fullest extent permitted by applicable law.

10.6          Conflict. In the event any provision of this Section 10 conflicts with the provisions of the PSA or other Transaction Documents (defined therein), the PSA or other Transaction Document will control and supersede the terms of this this Section 10.

11.              AMENDMENT OR MODIFICATION; POWER OF ATTORNEY.

11.1          Amendment. Notwithstanding the provisions of the Act, except as otherwise provided in this Agreement, any amendment, supplement, modification or restatement (an “Amendment”) to this Agreement must be in writing and proposed by the Class A Member, and accepted by the Members Approval.

11.2          Unilateral Amendments. Notwithstanding the foregoing, the Class A Member may unilaterally amend this Agreement without the consent of any Member (i) to reflect valid changes in the Members or their Percentage Interests, (ii) to reflect permitted changes in accordance with the terms of this Agreement, (iii) to clarify any immaterial ambiguity herein or to appropriately adjust any mechanics or procedures set forth in this Agreement, or (iv) if the Amendment does not materially, adversely affect the rights of any Member; provided, that if any of the foregoing matters in clauses (i) through (iv) would have an adverse economic effect on the Class B Member, the consent of the Class B Member shall be required. The effectiveness of an Amendment to this Agreement shall not be negated by the fact that one or more Members have not signed such amendment, supplement, modification or restatement, as long as the conditions to the effectiveness thereof as set forth in this Agreement are met.

11.3          Power of Attorney. By signing this Agreement, each Member constitutes and appoints the Class A Member as its agent, true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, acknowledge, deliver or file (i) the Company’s Certificate and any other instruments, deeds, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, (ii) all instruments, deeds, documents and certificates that may be required to effectuate the dissolution and termination of the Company in accordance with the provisions herein, (iii) all instruments, deeds, documents, or certificates that may from time to time be required of the Company by the laws of the United States of America or any other jurisdiction in which the Company shall conduct its affairs in order to qualify or otherwise enable the Company to conduct its affairs in such jurisdictions, (iv) all Amendments to this Agreement which do not require such Member’s vote, approval, or consent, and (v) any other instrument, certificate, document, accession agreement or deed of adherence required from time to time to admit a Member, to effect the substitution of a Member, to effect the substitution of a Member’s assignee as a Member, to effect a transfer pursuant to this Agreement or to reflect any action undertaken pursuant to this Agreement. The foregoing grant of authority (1) is irrevocable, coupled with an interest in favor of the Class A Member and deemed to be given to secure the performance of each Members’ obligations under this Agreement and shall survive the death or disability of such Member if such Member is a natural person or the merger, dissolution or other termination of the existence of such Member if such member is an corporation, association, partnership, limited liability company, trust, organization or other entity, and (2) shall survive the assignment by such Member of the whole or any portion of its Units, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the Class A Member to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Member and shall thereafter terminate. Notwithstanding the foregoing, this power of attorney shall expire immediately on the dissolution of the Company. Each Member is aware that the Class A Member and each other Member will rely on the effectiveness of such powers in concluding

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that such Member is bound by, and subject to this Agreement. Each Member agrees to execute such other documents as the Class A Member may reasonably request in order to affect the intention and purposes of the power of attorney contemplated by this Section 11.3.

11.4          Protective Provision. If Section 4.3 or Section 10, or any portion thereof is invalidated on any ground by any court of competent jurisdiction, then the Company must nevertheless indemnify and hold harmless each Covered Person pursuant to Section 10 to the fullest extent permitted by this Agreement and by applicable law. The provisions of Section 4.3, Section 10, and this Section 11.4 constitute a contract between the Company, on the one hand, and each Covered Person who serves in such capacity at any time while Section 4.3, Section 10, and this Section 11.4 are in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of Section 4.3, Section 10, or this Section 11.4 that adversely affects the rights of a Covered Person will apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification without the Covered Person’s prior written consent. The provisions of Section 4.3, Section 10, and this Section 11.4 will survive the dissolution, liquidation, winding up and termination of the Company.

12.              MANDATORY BINDING ARBITRATION.

12.1          Disputes Generally.

12.1.1    Except as otherwise set forth in this Section 12, any and all disputes, claims and controversies based on, arising out of, under or in connection with this Agreement or the transactions contemplated hereby (including actions arising in contract or tort and any claims by a party against another party related in any way to this Agreement), or any course of conduct, course of dealing, statement (written or verbal) or action of any party, or any exercise by any party of their respective rights under this Agreement or in any way relating to this Agreement that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law (each, a “Dispute”) shall be settled and resolved by binding arbitration in Las Vegas, Nevada, before a single arbitrator with the JAMS (“JAMS”) pursuant to the then prevailing JAMS Comprehensive Commercial Arbitration Rules and Procedures except as modified by this Agreement. For the avoidance of doubt, any disagreement among the parties as to whether a dispute, claim or controversy is subject to arbitration under the terms of this Agreement shall constitute a Dispute.

12.1.2    In reaching a decision on any Dispute, the arbitrator shall be bound by the provisions of this Agreement and by the law that the parties have selected to govern the enforcement and interpretation of this Agreement. The arbitrator’s decision on the Dispute shall be a final and binding determination, and such decision may be confirmed and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The arbitrator shall have exclusive jurisdiction to determine any questions of arbitrability and any such question shall be governed by the Federal Arbitration Act. Each party agrees to accept service of process for all arbitration proceedings in accordance with the notice provisions of this Agreement.

12.1.3    Nothing in this Section 12 is intended to restrict or prevent a party from (i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action in court to effect any attachment or garnishment; (iii) bringing an action in court to compel arbitration as required by this Section 12, or (iv) seeking equitable or injunctive relief.

12.1.4    If a Dispute includes multiple claims, some of which are found not subject to this

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Agreement, the parties shall stay the proceedings of the Disputes or part or parts thereof not subject to this Agreement until all other Disputes or parts thereof are resolved in accordance with this Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Agreement, the parties shall sever the Disputes subject to this Agreement and resolve them in accordance with this Agreement.

12.1.5    During the pendency of any Dispute which is submitted to arbitration in accordance with this Agreement, each of the parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the arbitrator in performing the services described in this Agreement.

12.1.6    The prevailing party shall be entitled to reasonable costs of arbitration and legal fees, including reasonable attorney fees, expert witness fees, paralegal fees, the fees of the arbitrator and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the arbitrator.

12.1.7    THE PARTIES UNDERSTAND THAT EACH PARTY IS CONSENTING TO, AND AGREEING TO PARTICIPATE IN REMOTE PROCEEDINGS WITH RESPECT TO THE ARBITRATION OF ANY DISPUTE, AND FURTHER AUTHORIZES AND DIRECTS THE ARBITRATOR TO COMPEL THE REMOTE PROCEEDINGS OF SUCH ARBITRATION.

12.1.8    Notwithstanding JAMS’ rules then in effect, the parties to this Agreement hereby specifically consent to, and agree to participate in, remote arbitration proceedings, using customary videoconferencing software. The arbitrator selected in accordance with this Section 12 is hereby empowered to compel each party to this Agreement to participate in such remote proceedings, and to conduct an arbitration notwithstanding a party’s refusal to participate.

12.2          Waiver of Jury Trial. Because each party is giving up the right to litigate any Dispute, each party herein further confirms that it has read and understands the provisions in this Section 12, and that it has further benefited from the advice of counsel. Additionally, by becoming a party to this Agreement, each party is voluntarily giving up important constitutional rights to trial by judge or jury, as well as rights to appeal. Each party understands that it has the right to have an independent attorney of its choice review this Section 12, as well as this entire Agreement prior to becoming a party to this Agreement.

13.              DISSENTERS’ RIGHTS WAIVED. Each Member acknowledges that he, she or it is familiar with §18-1155 of the Act. Each Member hereby acknowledges that this Agreement is not intended to create or establish, and each Member accordingly waives, any so-called “dissenters’ rights” or “appraisal rights,” or any similar or analogous right or privilege, including as may be established pursuant to any future modification of the Act. Each Member acknowledges that such Member has had the opportunity to consult with legal counsel regarding this Section and the effect of such waiver, and agrees that such waiver is fair and reasonable. Without limiting the generality of the foregoing, each Member waives any rights such Member may have under the Act to have a court determine, or to have a court appoint any appraiser or other Person to determine, the fair market value of the dissenting interest.

14.              MISCELLANEOUS.

14.1          Due Authority. If a Member is a Person other than an individual, each Person executing this Agreement on behalf of said entity represents and warrants that such Person is duly authorized to execute and deliver this Agreement on behalf of such Member.

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14.2          Consent of Spouse. Each married Member shall cause his or her spouse to execute a consent of spouse on the signature page to this Agreement.

14.3          Arm’s Length. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. In addition, each party to this Agreement has been, or has had an opportunity to be, represented by independent legal counsel of such party’s own choice. Accordingly, any rule of law or any other statute, legal decision or common law principle of similar effect that would require interpretation of any uncertainty or ambiguity in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. This Agreement shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties and this Agreement.

14.4          Incorporation by Reference. The exhibits and schedules attached to this Agreement are incorporated into this Agreement by this reference. Without limitation, the PSA and all Transaction Documents referenced therein, are hereby incorporated by reference.

14.5          Entire Agreement. This Agreement, together with all other documents and instruments incorporated by reference, and all exhibits, schedules, and attachments thereto and hereto, and any side letter agreements entered into by the Company, contains the entire understanding among the parties and supersedes any prior written or oral agreements between them respecting the Company and its business. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties relating to the Company or its business that are not fully set forth in this Agreement.

14.6          Severability. If any provision of this Agreement as applied to any party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

14.7          Governing Law; Jurisdiction, Etc. Oklahoma law, without regard to conflict or choice of law principles, shall govern the construction and interpretation of this Agreement and all claims, controversies and other disputes and proceedings concerning or arising out of this Agreement. The parties to this Agreement agree that all actions or proceedings arising directly or indirectly from this Agreement shall be arbitrated or litigated before arbitrators or in courts having a situs within Las Vegas, Nevada; hereby consent to the jurisdiction of any local, state or federal court in which such an action or proceeding is commenced that is located in Las Vegas, Nevada; agree not to disturb such choice of forum (including waiving any argument that venue in any such forum is not convenient); agree that any litigation initiated by any party hereto in connection with this Agreement may be venued in either the state or federal courts located in Las Vegas, Nevada; agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and waive the personal service of any and all process upon them and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth above.

14.8          Attorneys’ Fees. If an action (including arbitration) is brought to interpret or enforce any of the terms of this Agreement, or because of a party’s breach of any provision of this Agreement, the losing party shall pay the prevailing party’s reasonable attorneys’ fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to

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a final judgment. In addition to the foregoing award of attorneys’ fees, the prevailing party shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceeding to enforce any judgment in connection with this Agreement. This paragraph is separate and several and shall survive the merger of this paragraph into any judgment.

14.9          Binding Effect. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding on and inure to the benefit of the Members and their respective transferees, successors, assigns and legal representatives.

14.10      Equitable Relief. The Company and each Member agree that it would be difficult to calculate the extent of damages caused by, and to compensate the Company fully for damages for, any violation by a Member of the provisions of this Agreement. Accordingly, the Company and each Member agree that the Company shall be entitled to temporary, preliminary and permanent injunctive relief or other equitable relief (including specific performance), without necessity of posting bond, to enforce the provisions of this this Agreement, and that such relief may be granted without the necessity of proving actual damages. This right to equitable relief shall not, however, diminish the Company’s right to claim and recover damages from a Member in addition to equitable relief. The remedies provided to the Company in this Agreement are cumulative, and not exclusive, of any other remedies that may be available to the Company. Each representation, warranty, covenant, and agreement set forth in this Agreement shall be deemed to be of the essence of the ownership of each Member’s Units.

14.11      Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered personally when delivered; (ii) if delivered by overnight carrier, on the first business day following such delivery; (iii) if delivered by registered or certified mail, return receipt requested, on the fifth (5th) business day after having been mailed; or (iv) if delivered by electronic transmission, at the time when received by the intended recipient’s mail server, if on a business day, or otherwise, on the following business day.

14.12      Waiver or Termination. No waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby. No failure to pursue or elect any remedy shall constitute a waiver of any default under or breach of any provision of this Agreement, nor shall any waiver of any such default or breach be deemed to be a waiver of any other subsequent default or breach.

14.13      Further Assurances. The parties shall execute and deliver any further instruments or documents and perform any additional acts that are or may become necessary to effectuate and carry on the Company as contemplated by this Agreement.

14.14      Counterparts. This Agreement may be executed in one or more counterparts, including executed counterparts delivered by facsimile or electronic mail, each of which shall constitute an original and together which shall constitute one and the same instrument.

14.15      Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” or “this agreement” means this Agreement together with all Schedules, Exhibits, Addenda, Annexes, and other attachments hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The

25

word “or” shall be interpreted as inclusive (i.e. inclusive of “and”), unless otherwise stated. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to any law shall be deemed also to refer to such law, as amended, and all rules and regulations promulgated thereunder. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits, Addenda, Annexes, and other attachments hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and if so specified, business days shall mean days for which banks are open in the State under which law this Agreement is governed and construed, unless otherwise specified. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end. References in this Agreement and all Schedules, Exhibits, Addenda, Annexes, and other attachments hereto to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

14.16      Variation of Act. Where any provision of this Agreement modifies, contradicts or is otherwise inconsistent with the Act, the provisions of this Agreement shall govern and control. Without limiting the generality of the immediately preceding sentence, any statement in this Agreement that a particular provision of this Agreement is to apply notwithstanding any provision of the Act to the contrary, does not imply that other provisions of this Agreement do not supersede the Act where such provisions modify, contradict or are otherwise inconsistent with the Act.

14.17      Privacy Notice. The Company collects nonpublic, personal data about each Member from (i) information it receives from subscription agreements and other documents and instruments provided by such Member to the Company, (ii) information disclosed to the Company through conversations or correspondence by or with such Member, and (iii) any additional information the Company may request from such Member. All information regarding the personal identity and other financial information of each Member (such Member’s “personal information”) will be kept strictly confidential. The Company maintains commercially reasonable physical, electronic and operational safeguards to protect this information. Some of these safeguards include firewalls on the Company’s information technology infrastructure, the use of account aliases on physical records and physical security measures taken to secure the Company’s offices. In the normal course of business, it is sometimes necessary for the Company to provide personal information about Members to the Company, attorneys, accountants and auditors in furtherance of the Company’s business, and entities that provide a service on behalf of the Company, such as banks or title companies. The Company will only disclose personal information to these third parties if those parties agree to protect the personal information and use the personal information only for the purposes of providing services to the Company. Other than for the purposes discussed above, the Company does not disclose any nonpublic, personal information of its Members unless the Company is directed by the Member to provide it or the Company is legally required to provide it to a governmental agency.

14.18      Electronic Delivery. The Company may, in its sole discretion, decide to deliver any

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documents related to this Agreement or any notices required by applicable law or the Certificate or this Agreement by email or any other electronic means. Each member hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.19      Electronic Records: Each Member hereby consents to the use by the Company of, and acceptability of, electronic records and disclosures, including the Company’s Form 1065, such Member’s Schedule K-1, and other relevant tax documents and filings.

14.20      Limitation of Liability; Exculpation Among Members. Notwithstanding anything to the contrary in this Agreement, but without derogation to the terms of any other agreement (including, without limitation the PSA, Management Services Agreement, and Distribution Agreement) the Company’s debts, obligations and liabilities shall be solely the Company’s debts, obligations and liabilities, and no Member shall be obligated personally for any Company debt, obligation or liability solely by reason of being a Member. If a Member (“Liable Member”) incurs any indebtedness or obligation before the Effective Date which relates to the Company (including in the case of the Class B Member, any liability incurred by the Company prior to the Effective Date), neither the Company nor any other Member will be obligated personally with respect such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company by the Members’ Approval. Neither the Company nor any Member will be responsible or liable for any indebtedness or obligation which is incurred or undertaken by any Member after the Effective Date unless such Member has acted with due authority under this Agreement and with the authorization of the Members’ Approval (in the absence of such authority, such liability or obligation being an “Excluded Liability”). Each Member will indemnify, defend, protect, and hold harmless the Company and each other Member against any Excluded Liability incurred by such Member.

[SIGNATURE PAGE FOLLOWS]

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AMENDED AND RESTATED

OPERATING AGREEMENT

OF

IM TELECOM, LLC

AN OKLAHOMA LIMITED LIABILITY COMPANY

SIGNATURE PAGE

Accordingly, the Members have executed this Agreement effective as of the date first set forth above.

MEMBERS:

“Class A Member”		“Class B Member”

Excess Telecom, Inc.		KonaTel, Inc.

By:	/s/ Cobby Pourtavosi	By:	/s/ Charles D. Griffin
Name:	Cobby Pourtavosi	Name:	Charles D. Griffin
Its:	President	Its:	President

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EXHIBIT A

Allocations

This Exhibit A is made with reference to IM TELECOM, LLC, an Oklahoma Limited Liability Company (the “Company”) and is attached to, made a material part of and hereby incorporated into the Amended and Restated Operating Agreement of the Company made effective as of the Initial Closing of the PSA (the “Operating Agreement”). Capitalized terms used in this Exhibit A and not otherwise defined have the meanings ascribed in the Operating Agreement.

1.                  ADDITIONAL DEFINITIONS. The following terms have the definitions set forth below. Capitalized terms used herein and not defined below have the meanings set forth in the Operating Agreement.

1.1              “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with such provisions.

1.2              “Capital Account” means with respect to each Member, the Capital Account maintained for such Member in accordance with the following provisions:

1.2.1        To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, and any items in the nature of income or gain that are specially allocated to such Member’s Units pursuant to this Exhibit A, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member;

1.2.2        To each Member’s Capital Account there shall be debited the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to such Member’s Units pursuant to this Exhibit A, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company; and

1.2.3        In the event Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Class A Member shall determine that it is prudent to modify the manner in which the aggregate Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Class A Member may make such modification. The Class A Member also shall make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations § 1.704-1(b)(2)(iv)(q) and make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations § 1.704-1(b).

1.3              “Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

1.4              “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income Tax purposes, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income Tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income Tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted Tax basis, provided, however, that if the adjusted basis for federal income Tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Class A Member.

1.5              “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income Tax purposes, except as follows:

1.5.1        The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset;

1.5.2        The Gross Asset Values of all items of property shall be adjusted to equal their respective gross fair market values (taking Code § 7701(g) into account) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for all or a portion of Units in the Company; (C) the liquidation of the Company within the meaning of Regulations § 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of Units in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; provided that an adjustment described in clauses (A),(B), and (D) of this Section 1.5.2 shall be made only if the Class A Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

1.5.3        The Gross Asset Value of any item of property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code § 7701(g) into account) of such item on the date of distribution;

1.5.4        The Gross Asset Value of each item of property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations § 1.704-1(b)(2)(iv)(m) and (B) Section 2.1 of this Exhibit A, provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.5.4 to the extent that an adjustment pursuant to Section 1.5.2 is required in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.5.4.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.5.1, Section 1.5.2, or Section 1.5.4, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

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1.6              “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations § 1.704-2(b)(4).

1.7              “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations § 1.704-2(i)(3).

1.8              “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

1.9              “Nonrecourse Deductions” has the meaning set forth in Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

1.10          “Nonrecourse Liability” has the meaning set forth in Regulations § 1.704-2(b)(3).

2.                  ALLOCATIONS.

2.1              Profits and Losses Generally. Except as otherwise provided in this Agreement, each item of Profits and Losses shall be allocated among the Capital Accounts of the Members with respect to each Fiscal Year, as of the end of such Fiscal Year, in a manner that as closely as possible gives economic effect to the distributive and other relevant provisions of the Operating Agreement.

2.1.1        Losses. Losses of the Company for each Fiscal Year (or part thereof) shall be allocated to the Members at the end of such Fiscal Year (or part thereof) to the Members pro rata in accordance with their Percentage Interests; provided, however, if the allocation to a Member of any portion of the Losses for a Fiscal Year exceeds such Member’s positive Capital Account balance at the end of such Fiscal Year, then such excess amount shall instead, to the maximum extent possible, be allocated among the other Members having positive Capital Account balances at the end of the Fiscal Year pro rata in accordance with such other Members’ Percentage Interests without causing any Member to have a deficit Capital Account balance at the end of such Fiscal Year.

2.1.2        Profits. Profits of the Company for each fiscal year (or part thereof) shall be allocated as follows:

(a)               First, Profits shall be allocated to the Members in proportion to, and to the extent of, Losses allocated to them under Section 2.1.1 and not previously recouped under this Section 2.1.2(a).

(b)               Second, to the Members based on the preference of Distributions of Distributable Proceeds pursuant to Section 8.4 of the Operating Agreement.

2.2              Timing and Periods. Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Exhibit A as of the last day of each Fiscal Year, provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of property are adjusted pursuant to Section 1.5.2. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Class A Member using any permissible method under Code § 706 and the Regulations thereunder.

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2.3              Special Allocations. The following special allocations shall be made in the following order:

2.3.1        Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(f), notwithstanding any other provision of this Exhibit A, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section 2.3.1 is intended to comply with the minimum gain chargeback requirement in Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

2.3.2        Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(i)(4), notwithstanding any other provision of this Exhibit A, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 2.3.2 is intended to comply with the minimum gain chargeback requirement in Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

2.3.3        Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) which results in an Adjusted Capital Account Deficit for the Member, items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 2.3.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit A have been tentatively made as if this provision were not in this Exhibit A. This Section 2.3.3 is intended to constitute a “qualified income offset” as provided by Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.3.4        Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 2.3.4 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Exhibit A have been tentatively made as if Section 2.3.3 and this Section 2.3.4 were not in this Exhibit A.

2.3.5        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Percentage Interests.

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2.3.6        Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2(i)(1).

2.3.7        § 743 and 734 Adjustments. To the extent an adjustment to the adjusted Tax basis of any Company asset, pursuant to Code § 734(b) or § 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Units in the Company in the event Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

2.3.8        Allocations Relating to Taxable Issuance of Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Exhibit A to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

2.3.9        Member Services and Interest Payments. If it is finally determined by a Taxing Authority or duly conceded by the Company that any amount paid to a Member for services authorized to be rendered to the Company by such Member or interest authorized to be paid to such Member on any loan or advance to the Company, is not deductible in computing the Taxable income of the Company for income Tax purposes for any Fiscal Year and the income would otherwise be removed from the gross income of the Member, then this Exhibit A shall be deemed to specially allocate such items of Company income to that Member for that Fiscal Year or subsequent Fiscal Years as necessary in the amount of the disallowed payment. Any amounts allocated under this provision shall not affect the aggregate amount of Profits and Losses otherwise allocable to the Member under this Exhibit A but for this provision.

2.4              Regulatory Allocations. The allocations set forth in Sections 2.3.1 through 2.3.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 2.4. Therefore, notwithstanding any other provision of this Exhibit A (other than the Regulatory Allocations), the Class A Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Class A Member reasonably determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated under Section 2.1.

2.5              Transferred Units. If any Units are transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be allocated among the Members, as reasonably determined by the Class A Member in accordance with any method permitted by Code Section 706(d) and the Treasury Regulations promulgated under that Section to take into account the Members varying interests in the Company

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during such Fiscal Year.

2.6              Consistent Reporting. The Members are aware of the income Tax consequences of the allocations made by this Exhibit A and hereby agree to be bound by the provisions of this Exhibit A in reporting their shares of Company income and loss for income Tax purposes, except as otherwise required by law.

2.7              Excess Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations § 1.752-3(a)(3), the Members’ interest in the Company’s Profits are in proportion to their Percentage Interests.

2.8              Distributions of Loan Proceeds. To the extent permitted by Regulations § 1.704-2(h)(3), the Class A Member shall endeavor to treat distributions of Distributable Proceeds as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

2.9              Recapture Income. In the event that the Company has Taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of Taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recaptured income equal to the Member’s share of prior cumulative depreciation deductions with respect to the assets that gave rise to the recapture income.

2.10          Code § 704(c). Except as otherwise provided in this Section 2.10, each item of income, gain, loss and deduction of the Company for federal income Tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Exhibit A. In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income Tax purposes and its initial Gross Asset Value (computed in accordance with the definition of “Gross Asset Value”) using the traditional method pursuant to the Regulations under Code § 704(c). In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.5.2 of this Exhibit A (of the definition of Gross Asset Value), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Class A Member in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income Tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to the such contributing Member and the Tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 2.10 are solely for purposes of federal, state, and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Exhibit A.

2.11          Proposed Regulations. The Members acknowledge that proposed Regulations are outstanding that may require an agreement of all of the partners of a partnership and/or of the partnership for income Tax purposes to elect to treat Units in part issued in connection with the performance of services as a

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“profits” interest with no value under a liquidation valuation safe-harbor. The Members also acknowledge that at this time, it is not possible to determine the type, nature or form of such election or to determine if the Company would ever issue such interests. However, the Members and the Company agree that this Agreement shall be deemed to contain the legally binding agreement of the Members contemplated by Rev. Proc. 2005-43 and the proposed Regulations and hereby authorize and direct the Company to make the necessary election in compliance with the rules and Regulations as finalized.

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EXHIBIT B

Members

Members	Class and Number of Units	Capital Account	Percentage Interest
KonaTel, Inc.	510,000 Class B Units	$0.00	51%
Excess Telecom, Inc.	490,000 Class A Units	$15,000,000	49%

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE NOT REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE “SECURITIES” AS DEFINED IN AND GOVERNED BY ARTICLE 8 OF OKLAHOMA’S UNIFORM COMMERCIAL CODE.

ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS AND PROVISIONS OF THE COMPANY’S AMENDED AND RESTATED OPERATING AGREEMENT DATED JANUARY [10], 2024 (“OPERATING AGREEMENT”). ANY TRANSFEREE, INCLUDING A LENDER TAKING THE MEMBER INTEREST REPRESENTED BY THIS CERTIFICATE AS COLLATERAL, IS SUBJECT TO ALL THE RESTRICTIONS AND DUTIES CONTAINED IN THE OPERATING AGREEMENT. A COPY OF THE OPERATING AGREEMENT IS ON FILE WITH THE BOARD OF DIRECTORS OF THE COMPANY AND THE COMPANY WILL PROVIDE COPIES OF THE OPERATING AGREEMENT, INCLUDING AMENDMENTS, IF ANY, UPON REQUEST. BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF THE OPERATING AGREEMENT.

CERTIFICATE NO. ___

IM TELECOM, LLC

This certifies that KonaTel, Inc. is the owner of 510,000 Class B Units comprising membership interests in IM TELECOM, LLC, an Oklahoma limited liability company (the “Company”). This Certificate transferable only on the books of the Company by the holder hereof in person or by attorney upon surrender of this certificate properly endorsed.

This certificate and the membership interest represented hereby are subject to the laws of the State of Oklahoma and the Operating Agreement of the Company, in each case as from time to time amended.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by a duly authorized person effective as of the [10th] day of January, 2024.

MEMBERS:

“Class A Member”		“Class B Member”

Excess Telecom, Inc.		KonaTel, Inc.

By:	/s/ Cobby Pourtavosi	By:	/s/ Charles D. Griffin
Name:	Cobby Pourtavosi	Name:	Charles D. Griffin
Its:	President	Its:	President